As filed with the Securities and Exchange Commission on December 7, 2007
REGISTRATION NO. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	94-1424307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
500 West Monroe Street, Suite 2800
Chicago, IL 60661
(Address of principal executive offices)
GRUBB & ELLIS COMPANY 2006 OMNIBUS EQUITY PLAN
(Full title of the plan)
Mark E. Rose
Chief Executive Officer
Grubb & Ellis Company
500 West Monroe Street, Suite 2800
Chicago, IL 60661
(312) 698-6700
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Clifford A. Brandeis, Esq.
Zukerman Gore & Brandeis, LLP
875 Third Avenue, 28th Floor
New York, New York 10022
(212) 223-6700

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price	aggregate offering	Amount of
be registered	registered	per share	price	registration fee
Common Stock, par value $.01 per share: shares available for issuance pursuant to employee benefit plans	3,675,004	$5.06	$18,595,520	$570.88 (1)
Common Stock, par value $.01 per share: shares subject to outstanding options	1,105,219	$7.06	$7,802,846	$239.55 (2)
Common Stock, par value $.01 per share: shares issued pursuant to employee benefit plans	587,341	$5.06	$2,971,945	$91.24 (1)
Total	5,367,564		$29,370,311	$901.67

     (1) Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) “ based on the average of the high and low sales price of the Common Stock as reported on the New York Stock Exchange on December 4, 2007.
     (2) Computed in accordance with Rule 457(h) under the Securities Act based on the weighted average exercise price thereof.

EXPLANATORY STATEMENT
     The Grubb & Ellis Company 2006 Omnibus Equity Plan (the “Plan”) was adopted by Grubb & Ellis Company (“Grubb & Ellis” or the “Company”) on September 25, 2006, subject to approval by the stockholders of the Company, which was obtained at the Annual Meeting of Stockholders on November 9, 2006 (the “Adoption Date of the Plan”). The Plan is an amendment, restatement and consolidation of the following plans previously adopted by the Company: (1) the Company 1990 Amended and Restated Stock Option Plan (Company’s Registration Statement on Form S-8 filed December 19, 1997, Registration No. 333-42741, 2,000,000 shares); (2) the Company 1993 Stock Option Plan for Outside Directors (Company’s Registration Statement on Form S-8 filed on November 12, 1993, Registration No. 333-71484, 50,000 shares); (3) the Company 1998 Stock Option Plan (Company’s Registration Statement on Form S-8 filed March 4, 1999, Registration No. 333-73331, 2,250,000 shares); (4) the Company 2000 Stock Option Plan (Company’s Registration Statement on Form S-8 filed June 15, 2001, Registration No. 333-63136, 1,500,000 shares) (collectively, the foregoing stock option plans are referred to herein as the “Prior Stock Option Plans”); and (5) the Company 2005 Restricted Share Program (for non-affiliated Board members) (collectively, the Prior Stock Option Plans and the Company 2005 Restricted Share Program are referred to herein as the “Prior Plans”).
     The Plan does not increase the number of shares from that previously made available under the Prior Plans. The total number of shares available for issuance under the Plan reflects the total of all shares previously made available for issuance under the Prior Stock Option Plans less the number of shares that have been issued pursuant to the Prior Stock Option Plans. This number of shares is carried forward to, and deemed covered by, this Registration Statement. The Plan provides for the issuance of options, restricted stock, stock appreciation rights, other stock-based awards, performance awards and cash awards to key employees and outside directors, independent contractors or other consultants.
     This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reoffering and resales on a continuous or a delayed basis in the future of up to 587,341 shares of common stock that constitute “control securities” and/or “restricted securities” that have been issued prior to or issuable after the filing of this registration statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 are not required to be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

587,341 Shares
GRUBB & ELLIS COMPANY
Common Stock
     This reoffer prospectus relates to 587,341 restricted shares of our common stock, par value $.01 per share, which may be offered for sale from time to time by certain stockholders of Grubb & Ellis Company, as described under the caption “Selling Stockholders”. These stockholders are current or former directors, officers or employees of ours. We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. The selling stockholders acquired the common stock pursuant to employee benefit plans as defined in Rule 405 under Regulation C of the Securities Act of 1933, as amended (the “Securities Act”), and these stockholders may resell all, a portion, or none of the shares of common stock from time to time.
     The shares of common stock are “control securities” and/or “restricted securities” under the Securities Act, before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling stockholders, on a continuous or delayed basis, to the public without restriction. Each stockholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.
     You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The sales may occur in transactions on the New York Stock Exchange at prevailing market prices or in negotiated transactions. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.
     Investing in the common stock involves risks. See “Risk Factors” beginning on page 7.
     Our common stock is listed on the New York Stock Exchange under the trading symbol “GBE”. The last reported sale price of our common stock on the New York Stock Exchange on December 6, 2007 was $6.42 per share.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this reoffer prospectus is December 7, 2007

i

DOCUMENTS INCORPORATED BY REFERENCE
     We are incorporating by reference certain information that we have filed with the Securities and Exchange Commission (“SEC” or the “Commission”) under the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference:
•	our annual report on Form 10-K for the fiscal year ended June 30, 2007;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007; and

•	our current reports on Form 8-K, which we filed with the SEC on August 2, 2007, September 28, 2007 and October 4, 2007.
     All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus. Written requests should be sent to:
Grubb & Ellis Company
500 West Monroe Street
Suite 2800
Chicago, Illinois 60661
     Oral requests should be made by telephoning (312) 698-6700.

AVAILABLE INFORMATION
     We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish our stockholders, annual reports, which include financial statements audited by our independent registered public accounting firm and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial documents retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You may obtain a copy of any of these documents at no cost, by writing or telephoning us:
Grubb & Ellis Company
500 West Monroe Street
Suite 2800
Chicago, Illinois 60661
Phone: (312) 698-6700
     We also make available on our website (www.grubb-ellis.com), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as soon as practical after we file these reports with the SEC.
     Our common stock is listed on the New York Stock Exchange under the symbol “GBE.” You can inspect and copy reports, proxy statements and other information about us at the NYSE’s offices at 20 Broad Street, New York, New York 10005.
     We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information in the registration statement. You will find more information about us and our common stock in the registration statement. Any statements made in this reoffer prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.
     You should only rely on the information included or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
     This reoffer prospectus and the documents incorporated by reference herein contain certain forward-looking information about Grubb & Ellis and its wholly owned subsidiary, NNN Realty Advisors, Inc. (“NNN Realty Advisors”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect,” believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements.
     The following factors, among other things, could cause actual results to differ from any express or implied forward-looking statements in this document:
•	risks and uncertainties discussed and identified in public filings with the SEC made by Grubb & Ellis;

•	the businesses of Grubb & Ellis and its subsidiary, NNN Realty Advisors, may not be integrated successfully or as quickly as expected subsequent to the merger of the two companies;

•	the revenues and synergies and other benefits from the merger may not be realized or may take longer to realize than expected;

•	the merger may involve unexpected costs;

•	the strength of the economy in general or in the markets served by the Company, including markets in Texas and California;

•	risks relating to compliance with, or changes in, government regulation and legislation, including, but not limited to, changes in the applicable tax code;

•	risks relating to identification of, and competition for, growth and expansion opportunities;

•	risks related to the Company’s ability to attract new customers and retain existing customers;

•	risks relating to exposure to liabilities in excess of insurance;

•	risks relating to adverse developments in the real estate industry generally, including, but not limited to, developments in any investigation related to the industry that may be conducted by governmental authorities;

•	risks relating to adverse resolution of existing or future lawsuits or investigations or regulatory developments;

•	other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements of the combined company;

•	those factors listed in “Risk Factors” beginning on page 7;

•	decline in the volume of real estate transactions and prices of real estate;

•	general economic slowdown or recession in the real estate markets;

•	the Company’s ability to attract and retain qualified personnel;

•	liquidation and dissolution of G&E Realty Advisors, an affiliate of Grubb & Ellis;

•	limitations imposed by the Company’s senior secured credit facility;

•	risks associated with strategic alliances and acquisitions;

•	social, political and economic risks of doing business in foreign countries;

•	industry competition;

•	seasonal revenue;

•	liabilities arising from environmental laws and regulations;

•	dependence on the success of real estate investment programs for generating revenue and raising new capital;

•	dependence on third-party securities broker-dealers to raise the capital to fund certain of the Company’s programs;

•	a change or revocation of the applicable tax code which provides for the current tenant-in-common structure and benefits;

•	a failure to satisfy requirements for favorable tax treatment of certain of the Company’s programs;

•	fluctuation in cash flow or earnings as a result of any co-investments, especially in the event the Company is required to make future capital contributions;

•	risks related to the real estate industry in general, including risks related to potential increases in interest rates and tenant defaults and declines in real estate values and rental and occupancy rates; and

•	the overall capital markets in general, and for businesses in the Company’s industry in particular.
     Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof or, in the case of statements incorporated by reference, on the date of the document incorporated by reference. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

THE COMPANY
     Grubb & Ellis Company, a Delaware corporation organized in 1980, was founded nearly 50 years ago in Northern California, is one of the most recognized full service commercial real estate services firms in the United States. Grubb & Ellis generated revenue of approximately $513.3 million and income from continuing operations of approximately $3.5 million for the most recent fiscal year ended June 30, 2007. Grubb & Ellis reported a loss from continuing operations of $3.98 per share for the fiscal year ended June 30, 2007 as a result of a $105.3 million charge related to the redemption of its preferred stock.
     Drawing on the resources of nearly 5,500 real estate professionals, including a brokerage sales force of approximately 1,800 brokers nationwide in Grubb & Ellis’ and its affiliates’ offices, Grubb & Ellis and its affiliates combine local market knowledge with a national service network to provide innovative, customized solutions for real estate owners, corporate occupants and investors.
     Grubb & Ellis, through its owned and affiliate locations, has one of the largest domestic footprints in the real estate services industry with a network of over 115 offices (including over 50 owned by Grubb & Ellis and over 65 affiliate offices), allowing it to execute locally in all primary markets and key secondary and tertiary markets throughout the United States on behalf of its clients. This local market presence enables Grubb & Ellis to deliver a full range of commercial real estate services to corporate and institutional clients with multiple real estate needs, including complete outsourcing solutions.
     Grubb & Ellis has the capability to provide services at every stage of the real estate process, including, but not limited to, strategic planning, feasibility studies and site selection, leasing, property and facilities management, construction management, lease administration, acquisitions and dispositions. Grubb & Ellis’ clients include many Fortune 500 companies as well as institutional and private investors, retailers, government and academic institutions and other owners and occupiers of office and industrial space.
     Whether executing for a client with a single location or one with facilities in multiple regions, Grubb & Ellis professionals offer local market expertise and strategic insight into real estate decisions. This advice is supported by a network of approximately 90 research professionals, who produce in-depth market research, plus additional market research generated by its affiliate offices. In addition, this advice is also supported by specialty practice groups focusing on industry segments including office, industrial, retail, private capital, institutional investment and land.
     NNN Realty Advisors, which became the Company’s wholly owned subsidiary pursuant to a merger effected in December, 2007, referred to as the merger, is a full-service commercial real estate asset management and services firm. NNN Realty Advisors sponsors real estate investment programs to provide investors with the opportunity to engage in tax-deferred exchanges of real property and to invest in other real estate investment vehicles. NNN Realty Advisors raises capital for these programs through an extensive network of broker-dealer relationships. NNN Realty Advisors also structures, acquires, manages and disposes of real estate for these programs, earning fees for each of these services. NNN Realty Advisors is a sponsor of securitized tenant in common, or TIC, programs, marketed as securities. NNN Realty Advisors also sponsors and advises public non-traded real estate investment trusts, or REITs, and real estate investment funds.
     NNN Realty Advisors’ TIC programs are structured in reliance on Section 1031 of the Internal Revenue Code, which allows for the deferral of gain recognition on the sale of investment or business property if a number of conditions are satisfied. The tax that would otherwise be recognized in a taxable sale is deferred until the replacement property is sold in a taxable transaction. A public non-traded REIT is an SEC-registered REIT that does not list its common stock on a national securities exchange. NNN Realty Advisors registers REIT offerings with the SEC so that it can sell to a large number of investors.
     As of June 30, 2007, NNN Realty Advisors provided management services for a diverse portfolio of 172 properties, encompassing approximately 36 million square feet of office, healthcare office, multi-family and retail properties in 28 states that were purchased for approximately $5.0 billion in the aggregate. Since its inception in 1998, NNN Realty Advisors, and its predecessor subsidiaries, raised over $2.8 billion of equity capital for its programs from approximately 25,000 investors. For the year ended December 31, 2006, NNN Realty Advisors generated pro forma revenue of $135.4 million, pro forma income from continuing operations of $9.5 million, and pro forma basic and diluted earnings per share of NNN Realty Advisors’ common stock of $0.35. These pro forma earnings per diluted share reflects pro forma historical income from continuing operations divided by shares outstanding as of December 31, 2006, without giving effect to the merger.
     NNN Realty Advisors was organized as a corporation in the State of Delaware in September 2006 to acquire each of Triple Net Properties, LLC, Triple Net Properties Realty, Inc. and NNN Capital Corp. in order to bring the businesses conducted by these companies under one corporate umbrella.

RISK FACTORS
Risks Related to Our Business
     You should carefully consider the following risk factors together with other information in this reoffer prospectus prior to making an investment decision.
The combined company may be unable to successfully integrate Grubb& Ellis’ and NNN Realty Advisors’ operations or to realize the anticipated benefits of the merger which could have a material adverse effect on the business and results of operations and result in a decline in value of Grubb & Ellis common stock.
     Achieving the anticipated benefits of the merger will depend in part upon the success of the two companies integrating their businesses in an efficient and effective manner. The companies may not be able to accomplish this integration process smoothly or successfully and integration may result in additional and unforeseen expenses. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems, including those involving management information, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance.
A downturn in the general economy or the real estate market would harm the Company’s business.
     The Company’s business is negatively impacted by periods of economic slowdown or recession, rising interest rates and declining demand for real estate. These economic conditions could have a number of effects, including the following:
•	a decline in acquisition, disposition and leasing activity with a corresponding reduction in fees from these services;

•	increase in interest rates;

•	a decline in the supply of capital invested in commercial real estate; and

•	a decline in the value of real estate and in rental rates, which would cause the Company to realize lower revenue from:

• property management fees, which in certain cases are calculated as a percentage of the revenue of the property under management; and

• commissions or fees derived from property valuation, sales and leasing, which are typically based on the value, sale price or lease revenue commitment, respectively.
     The real estate market tends to be cyclical and related to the condition of the economy overall and to the perceptions of investors and users as to the economic outlook. A downturn in the economy or the real estate markets could have a material adverse effect on the Company’s business and results of operations.
The Company is in a highly competitive business with numerous competitors, some of which may have greater financial and operational resources than it does.
     The Company competes in a variety of service disciplines within the commercial real estate industry. Each of these business areas is highly competitive on a national as well as on a regional and local level. Grubb & Ellis faces competition not only from other national real estate service providers, but also from global real estate service providers, boutique real estate advisory firms, consulting and appraisal firms. Depending on the product or service, the Company also faces competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than the Company does. the Company is also subject to competition from other large national firms and from multi-national firms that have similar service competencies to it. Although many of the Company’s competitors are local or regional firms that are substantially smaller than it, some of its competitors are substantially larger than it on a local, regional, national or international basis. In general, there can be no assurance that Grubb & Ellis will be able to continue to compete effectively, to maintain current fee levels or margins, or maintain or increase its market share.
     Similarly, the Company believes there are only limited barriers to entry in of the business conducted by its subsidiary, NNN Realty Advisors. Current and future competitors may have more resources than the Company has. In transaction services, the Company faces competition with other real estate firms in the acquisition and disposition of properties, and the Company also competes with other sponsors of real estate investor programs for investors to provide the capital to allow it to make these investments. The Company also competes against other real estate companies who may be chosen by a broker-dealer as an investment platform instead of it. In management services, the Company competes with other property managers for viable tenants for the Company’s programs’ properties. The Company faces competition from institutions that provide or arrange for other types of financing through private or public offerings of equity or debt and from traditional bank financings. The number and activities of the Company’s competitors in the business in which NNN Realty Advisors is engaged could have a material adverse effect on its financial condition and results of operations.
Increasing competition for the acquisition of real estate may impede the Company’s ability to make future acquisitions which would reduce the fees the Company generates from these programs and could adversely affect the Company’s operating results and financial condition.
     The commercial real estate industry is highly competitive on an international, national and regional level. The Company’s programs face competition from REITs, institutional pension plans, and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to create programs to make these acquisitions. Competition may prevent the Company’s programs from acquiring desirable properties or increase the price they must pay for real estate. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If the Company’s programs pay higher prices for properties, investors may experience a lower return on investment and be less inclined to invest in the Company’s next program which may decrease the Company’s profitability. Increased competition for properties may also preclude the Company’s programs from acquiring properties that would generate the most attractive returns to investors or may reduce the number of properties the Company’s programs could acquire, which could have an adverse effect on the Company’s business.
As a service-oriented company, the Company depends on key personnel, and the loss of its current personnel or its failure to hire and retain additional personnel could harm its business.
     The Company depends on its ability to attract and retain highly skilled personnel. The Company believes that its future success in developing its business and maintaining a competitive position will depend in large part on its ability to identify, recruit, hire, train, retain and motivate highly skilled executive, managerial, sales, marketing and customer service personnel. Competition for these personnel is intense, and the Company may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. The Company’s ability to attract new employees may be limited by certain restrictions in its senior secured credit facility, including limitations on cash bonus payments to new hires and may only make cash payments that exceed those limits if it receives approval from the administrative agent, which cannot be guaranteed. The Company’s failure to recruit and retain necessary executive, managerial, sales, marketing and customer service personnel could harm its business and its ability to obtain new customers.
The Company’s quarterly operating results are likely to fluctuate due to the seasonal nature of its transaction services business and may fail to meet expectations, which may cause the price of its securities to decline.
     Historically, prior to the merger with NNN Realty Advisors, the majority of the Company’s revenue has been derived from the transaction services that it provides. Such services are typically subject to seasonal fluctuations. The Company typically experienced its lowest quarterly revenue in the quarter ending March 31 of each year with higher and more consistent revenue in the quarters ending June 30 and September 30. The quarter ending December 31 has historically provided the highest quarterly level of revenue due to increased activity caused by the desire of clients to complete transactions by calendar year-end. However, the Company’s non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a result, since a high proportion of these operating expenses are fixed, declines in revenue have historically disproportionately affected the Company’s operating results in a quarter. In addition, the Company’s quarterly operating results have fluctuated in the past and will likely continue to fluctuate in the future. If the Company’s quarterly operating results fail to meet expectations, the price of the Company’s securities could fluctuate or decline significantly.
If the properties that the Company manages fail to perform, then its business and results of operations could be harmed.
     The Company’s success partially depends upon the performance of the properties it manages. The revenue the Company generates from its property management business is generally a percentage of aggregate rent collections from the properties. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of the Company’s control:
•	the Company’s ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	the Company’s ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the general real estate market.
     These or other factors may negatively impact the properties that the Company manages, which could have a material adverse effect on its business and results of operations.
A significant amount of the Company’s revenue is derived from fees earned through the transaction structuring and property management of its TIC programs, which programs rely primarily on Section 1031 of the Internal Revenue Code to provide for deferral of capital gains taxes to make these programs attractive. A change in this tax code section or a complete revocation of this section as it relates specifically to TICs could result in a loss of a significant part of the Company’s business, and as a result, a significant amount of revenue.
     Section 1031 of the Internal Revenue Code provides for the deferral of capital gains taxes which would ordinarily arise from the sale of real estate through a tax-deferred exchange of property, which defers the recognition of capital gains tax until such time as the replacement property is sold in a taxable transaction. These transactions are referred to as 1031 exchanges. In 2002, the Internal Revenue Service, or IRS, issued advance ruling guidelines outlining the requirements for properly structured TIC arrangements, which the Company believes validate the TIC structure generally and as it employs it. However, as recently as May 2006, the Senate Finance Committee proposed a bill in the negotiations over the budget reconciliation tax-cutting package to modify Section 1031 treatment for TICs as a way to raise additional tax revenue. The proposal was unsuccessful, but the Company cannot provide assurance that in the future there will not be attempts to limit or disallow the tax deferral benefits for TIC transactions. If the Company were no longer able to structure TIC programs as 1031 exchanges for its investors, it would lose a significant amount of revenue in the future, which would materially affect its results of operations. Moreover, any attempt to limit or disallow the tax deferral benefits of the 1031 exchange generally would have a material adverse effect on the real estate industry generally and on the Company’s business and results of operations.

A significant amount of the Company’s programs are structured to provide favorable tax treatment to investors or REITs. If a program fails to satisfy the requirements necessary to permit this favorable tax treatment, the Company could be subject to claims by investors and its reputation for structuring these transactions would be negatively affected, which would have an adverse effect on its financial condition and results of operations.
     The Company structures TIC programs and public non-traded REITs to provide favorable tax treatment to investors. For example, its TIC investors are able to defer the recognition of gain on sale of investment or business property if they enter into a 1031 exchange. Similarly, qualified REITs generally are not subject to federal income tax at corporate rates, which permits REITs to make larger distributions to investors (i.e. without reduction for federal income tax imposed at the corporate level). If the Company fails to properly structure a TIC transaction or if a REIT fails to satisfy the complex requirements for qualification and taxation as a REIT under the Internal Revenue Code, the Company could be subject to claims by investors as a result of additional tax they may be required to pay or because they are unable to receive the distributions they expected at the time they made their investment. In addition, any failure to satisfy applicable tax regulations in structuring its programs would negatively affect the Company’s reputation, which would in turn affect its ability to earn additional fees from new programs. Claims by investors could lead to losses and any reduction in the Company’s fees would have a material adverse effect on its revenues.
The Company depends upon its programs’ tenants to pay rent, and their inability to pay rent may substantially reduce the fees the Company receives which are based on gross rental amounts.
     The Company’s TIC programs are subject to varying degrees of risk that generally arise from the ownership of real estate. For example, the income the Company is able to generate from the management fees of these programs is derived from the gross rental income on such properties. The rental income depends upon the ability of the tenants of the programs’ properties to generate enough income to make their lease payments. Changes beyond the Company’s control may adversely affect the tenants’ ability to make lease payments or could require them to terminate their leases. Either an inability to make lease payments or a termination of one or more leases could reduce the management fees received. These changes include, among others, the following:
•	downturns in national or regional economic conditions where the Company’s programs’ properties are located, which generally will negatively impact the demand and rental rates;

•	changes in local market conditions such as an oversupply of properties, including space available by sublease or new construction, or a reduction in demand for properties in the Company’s programs, making it more difficult for the Company’s programs to lease space at attractive rental rates or at all;

•	competition from other available properties, which could cause the Company’s programs to lose current or prospective tenants or cause them to reduce rental rates; and

•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.
     Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments.
     Defaults by tenants or the failure of any guarantors of tenants’ guarantor to fulfill their obligations, or other early termination of a lease could, depending upon the size of the leased premises and the Company’s ability as property manager to successfully find a substitute tenant, have a material adverse effect on the Company’s revenue.
If the Company fails to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other business lines, then it may incur significant financial penalties.
     Due to the broad geographic scope of the Company’s operations and the numerous forms of real estate services performed, it is subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires the Company to maintain brokerage licenses in each state in which it operates. If the Company fails to maintain its licenses or conduct brokerage activities without a license, then it may be required to pay fines (including treble damages in certain states) or return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to the Company’s business, both in the United States and in foreign countries, also may change in ways that increase the costs of compliance. The failure to comply with both foreign and domestic regulations could result in significant financial penalties which could have a material adverse effect on the Company’s business and results of operations.
Misconduct by third-party selling broker-dealers or the Company’s sales force, could have a material adverse effect on its business.
     The Company relies on selling broker-dealers and the Company’s sales force to properly offer its securities programs to customers in compliance with its selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against the Company.
The Company may have liabilities in connection with real estate brokerage and property and facilities management activities.
     As a licensed real estate broker, the Company and its licensed employees and independent contractors that work for it are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject the Company or its employees to litigation from parties who purchased, sold or leased properties that the Company or they brokered or managed. The Company could become subject to claims by participants in real estate sales claiming that the Company did not fulfill its statutory obligations as a broker.
     In addition, in the Company’s property and facilities management businesses, it hires and supervises third-party contractors to provide construction and engineering services for its managed properties. While the Company’s role is limited to that of a supervisor, it may be subject to claims for construction defects or other similar actions. Adverse outcomes of property and facilities management litigation could have a material adverse effect on Grubb & Ellis’ business and results of operations.
The inability to access investors for the Company’s programs through broker-dealers or other intermediaries could have a material adverse effect on its business.
     The Company’s ability to source capital for its programs depends significantly on access to the client base of securities broker-dealers and other financial investment intermediaries that may offer competing investment products. The Company believes that its future success in developing its business and maintaining a competitive position will depend in large part on its ability to continue to maintain these relationships as well as finding additional securities broker-dealers to facilitate offerings by its programs or to find investors for the Company’s TIC programs. The Company cannot be sure that it will continue to gain access to these channels. In addition, competition for capital is intense, and the Company may not be able to obtain the capital required to complete a program. The inability to have this access could have a material adverse effect on its business and results of operations.
The termination of any of the Company’s broker-dealer relationships, especially given the limited number of key broker-dealers, could have a material adverse effect on its business.
     The Company securities programs are sold through third-party broker-dealers who are members of its selling group. While the Company has established relationships with its selling group, it is required to enter into a new agreement with each member of the selling group for each new program it offers. In addition, the Company’s programs may be removed from a selling broker-dealer’s approved program list at any time for any reason. The Company cannot assure the continued participation of existing members of its selling group nor can the Company make an assurance that its selling group will expand. While the Company continues to diversify and add new investment channels for its programs, a significant portion of the growth in recent years in the number of TIC programs it sponsors and in its REITs has been as a result of capital raised by a relatively limited number of broker-

dealers. Loss of any of these key broker-dealer relationships, or the failure to develop new relationships to cover the Company’s expanding business through new investment channels, could have a material adverse effect on its business and results of operations.
The Company may be required to repay loans the Company guaranteed that were used to finance properties acquired by the Company’s programs.
     From time to time prior to the merger NNN Realty Advisors provided certain guarantees of loans for properties under management. As of June 30, 2007, there were 128 loans for properties under management that were guaranteed, with approximately $3.1 billion in total principal outstanding secured by properties with a total aggregate purchase price of approximately $4.2 billion. Of the approximate $3.1 billion total principal outstanding guaranteed approximately $27.8 million was in the form of mezzanine debt and approximately $29.0 million was other recourse guarantees. If the Company is called upon to satisfy a substantial portion of these guarantees, the Company’s operating results and financial condition could be materially harmed.
Prior credits of fees for certain of NNN Realty Advisors’ TIC programs could result in claims by some of the investors in those programs.
     Historically, NNN Realty Advisors has on occasion reduced the investment cost for some, but not all, investors in the same TIC program by crediting all or a portion of its fees for the real estate acquisition or financing for the TIC program, and the Company may do so again in the future. The purpose in doing so has been to improve projected investment returns and attract TIC investors. As a result of these credits, in some of NNN Realty Advisors’ prior TIC programs investors have different investment costs per percentage ownership interest in the relevant property. While NNN Realty Advisors’ offering materials for prior TIC programs disclosed the possibility that NNN Realty Advisors might offer credits for specific types of fees on a selective basis to some, but not all, TIC investors, they did not disclose all of the categories of fees for which NNN Realty Advisors actually provided credits. Consequently, investors in these programs who did not initially receive the credits could bring claims against the Company for rescission of their investment, fee credits or otherwise. NNN Realty Advisors has modified the disclosure in its offering materials for current and future TIC programs to make clear that it may credit any or all categories of its fees in a program on a selective basis to some, but not all, TIC investors in the same program; that these credits may be made on a disproportionate basis; and that the credit provided to a particular investor may exceed the fees allocated to that investor.
Illiquidity of real estate investments could significantly impede the Company’s ability to respond to adverse changes in the performance of the Company’s programs’ properties and harm the Company’s financial condition.
     Because real estate investments are relatively illiquid, the Company’s ability to promptly facilitate a sale of one or more properties or investments in the Company’s programs in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in the market for a property, changes in the financial condition or prospects of prospective purchasers, changes in regional, national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Fees from the disposition of properties would be materially affected if the Company were unable to facilitate a significant number of property dispositions for the Company’s programs.
Uninsured and underinsured losses may adversely affect operations.
     The Company carries commercial general liability, fire and extended coverage insurance with respect to the Company’s programs’ properties. The Company obtains coverage that has policy specifications and insured limits that the Company believes are customarily carried for similar properties. The Company cannot assure you, however, that particular risks that are currently insurable will continue to be insurable on an economic basis or that current levels of coverage will continue to be available. In addition, the Company generally does not obtain insurance against certain risks, such as floods.
     Should a property sustain damage or an occupant sustain an injury, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In the event of a substantial property loss or personal injury, the insurance coverage may not be sufficient to pay the full damages. In the event of an uninsured loss, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds the Company receives, if any, might not be adequate to restore the Company’s economic position with respect to the property. In the event of a significant loss at one or more of the properties in the Company’s programs, the remaining insurance under the applicable policy, if any, could be insufficient to adequately insure the remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than the current policy. A loss at any of these properties or an increase in premium as a result of a loss could decrease the income from or value of properties under management in the Company’s programs, which in turn would reduce the fees the Company receives from these programs. Any decrease or loss in fees could have a material adverse effect on the Company’s financial condition or results of operations.
Environmental regulations may adversely impact the Company’s business or cause the Company to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities.
     Federal, state and local laws and regulations impose various environmental zoning restrictions, use controls, and disclosure obligations which impact the management, development, use, and/or sale of real estate. These laws and regulations tend to discourage sales activities with respect to some properties, and by decreasing or delaying those transactions may adversely affect the results of operations and financial condition of the Company’s business. In addition, a failure by the Company or one of the Company’s programs to disclose environmental concerns in connection with a real estate disposition may subject the Company to liability to a buyer or lessee of property.
     In addition, in the Company’s role as a property manager, the Company could incur liability under environmental laws for the investigation or remediation of hazardous or toxic substances or wastes at properties the Company currently or formerly managed, or at off-site locations where wastes from such properties were disposed. This liability can be imposed without regard for the lawfulness of the original disposal activity, or the Company’s knowledge of, or fault for, the release or contamination. Further, liability under some of these laws may be joint and several, meaning that one liable party could be held responsible for all costs related to a contaminated site. The Company could also be held liable for property damage or personal injury claims alleged to result from environmental contamination, or from asbestos-containing materials, mold or lead-based paint present at the properties we manage. Similarly, the Company is obliged, under the debt financing arrangements on the properties owned by the Company’s TIC programs, to provide an indemnity to the lenders for environmental liabilities and to remediate any environmental problems that might arise. Insurance for these matters may not be available.
     Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase the Company’s costs of legal compliance and potentially subject the Company to violations or claims. Further, mold contamination has been linked to a number of health problems, which has resulted in litigation from tenants seeking various remedies. There can be no assurance that the Company’s programs will not be subject to litigation relating to asbestos mold contamination or that any claims would be covered by the Company’s insurance policy.
Risks Related to the Ownership of Our Securities
Delaware law and provisions of the Company’s amended and restated certificate of incorporation and restated bylaws contain provisions that could delay, deter or prevent a change of control.
     The anti-takeover provisions of Delaware law impose various impediments on the ability or desire of a third party to acquire control of the Company, even if a change of control would be beneficial to its existing stockholders, and the Company will be subject to these Delaware anti-takeover provisions. Additionally, the Company’s amended and restated certificate of incorporation and its restated bylaws contain provisions that might enable its management to resist a proposed takeover of the Company. These provisions could discourage, delay or prevent a change of control of the Company or an acquisition of the Company at a price that its stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for the Company’s stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock. The provisions include:
•	the authority of the Company’s board to issue, without stockholder approval, preferred stock with such terms as the Company’s board may determine (see risk factor directly below);

•	the authority of the Company’s board to adopt, amend or repeal the combined company’s bylaws; and

•	a prohibition on holders of less than a majority of the Company’s outstanding shares of capital stock calling a special meeting of the Company’s stockholders.
The Company will have the ability to issue blank check preferred stock, which could adversely affect the voting power and other rights of the holders of its common stock.
     Even though the Company does not currently have any preferred stock issued and outstanding, it has the right to issue so-called “blank check” preferred stock, which may affect the voting rights of holders of common stock and could deter or delay an attempt to obtain control of the Company. The Company’s board of directors is authorized, without any further stockholder approval, to issue one or more additional series of preferred stock. The Company will be authorized to fix and state the voting rights, powers, designations, preferences and relative participation or other special rights of each such series of preferred stock and any qualifications, limitations and restrictions thereon. Preferred stock typically ranks prior to the common stock with respect to dividend rights, liquidation preferences, or both, and may have full, limited, or expanded voting rights. Accordingly, additional issuances of preferred stock could further adversely affect the voting power and other rights of the holders of common stock.
Grubb & Ellis has registration rights outstanding, which could have a negative impact on its share price if exercised.
     Pursuant to Grubb & Ellis’ registration rights agreement with Kojaian Ventures, L.L.C. and Kojaian Holdings, LLC, these entities could, in the future, cause the combined company to file additional registration statements with respect to its shares of common stock, which could have a negative impact on the combined company’s share price.
Future sales of the Company’s common stock could adversely affect its stock price.
     Upon the closing of the merger in December, 2007, an aggregate of 23,633,752 shares of the Company’s common stock will be “restricted securities” as that term is defined by Rule 144 of the Securities Act, and may be sold only in compliance with Rule 144 of the Securities Act or pursuant to an effective registration statement. Such restricted securities will be held by the combined company’s directors, officers, and their affiliates and 22,993,889 are currently eligible for sale in accordance with Rule 144. Ordinarily, under Rule 144, a person who is an “affiliate” (as that term is defined in Rule 144) and has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (1) one percent of the outstanding class of such securities, or (2) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not a combined company affiliate who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of two years, sell unlimited amounts of such securities under certain circumstances. Possible or actual sales of its outstanding common stock by its stockholders under Rule 144 could cause the price of its common stock to decline.
     In addition, as of the closing of the merger, there will be an aggregate of 1,802,954 combined company shares subject to issuance upon the exercise of outstanding options. Accordingly, these shares will be available for sale in the open market, subject to vesting restrictions, and, in the case of affiliates, certain volume limitations. The sale of shares either present to the exercise of outstanding options or as a consequence of the application of the vesting of certain restricted stock could also cause the price of the combined company’s common stock to decline.

The New York Stock Exchange may delist the Company’s’ common stock from quotation on its exchange which could limit stockholders’ ability to make transactions in its common stock and subject it to additional trading restrictions.
     The Company cannot provide assurance that its common stock will continue to be listed on the New York Stock Exchange in the future. If the New York Stock Exchange delists the Company’s common stock from trading on its exchange, then the Company could face significant material adverse consequences, including:
•	a limited availability of market quotations for the Company’s common stock;

•	a more limited amount of news and analyst coverage for the Company;

•	a decreased ability to issue additional common stock, other securities or obtain additional financing in the future; and

•	a decreased ability of the Company’s stockholders to sell their common stock in certain states.
The Company has a staggered board, which may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.
     The Company’s charter provides that its board of directors be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting, only a minority of the board of directors will be considered for election. Since the combined company’s “staggered board” would prevent its stockholders from replacing a majority of its board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.
The Company will not be required to furnish a report on its internal control over financial reporting until December 2008.
     Although Grubb & Ellis, prior to the merger with NNN Realty Advisors, was required to furnish a report on its internal control over financial reporting pursuant to the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 as part of the Annual Reports that it files on Form 10-K, as a consequence of the merger, the Company will not be required to furnish this report until it files its Annual Report on Form 10-K for its fiscal year ending December 31, 2008. As a result, the Company’s stockholders may have less information available to them about the effectiveness of the combined company’s internal control over financial reporting than it otherwise would have regarding the effectiveness of the Company’s internal control over financial reporting.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares which may be sold by this reoffer prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by a selling stockholder will be borne by the selling stockholder.
SELLING STOCKHOLDERS
     The 587,341 shares of our common stock to which this reoffer prospectus relates is comprised of 587,341 restricted shares and are being registered for reoffers and resales by our directors, officers and employees named below, who acquired the shares pursuant to one of our “employee benefit plans” as that term is defined in Rule 405 of Regulation C under the Securities Act. The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time.
     The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individual is one of our affiliates.

     Information regarding the selling stockholders, including the number of shares offered for sale, may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. The address of each selling stockholder is care of Grubb & Ellis Company, 500 West Monroe Street, Suite 1800, Chicago, Illinois, 60661.

			Number of	Number of shares
		Number of	shares	to be beneficially
		shares of	covered by	owned if all shares
Name of Selling		beneficially	this reoffer	offered hereby
Stockholder	Position with Grubb & Ellis	owned(2)	prospectus	are sold(3)
Mark E. Rose (1)	Chief Executive Officer and Director (1)	294,891	294,891	500,000
Maureen Ehrenberg	Executive Vice President and President,
	Global Client Services	84,746	84,746	137,022
Robert Osbrink	Executive Vice President and President,
	Transaction Services	69,278	69,278	15,000
David Arena	President, New York Region	60,000	60,000	40,000
Estate of R. David Anacker	(4)	12,954	12,954	8,000
Anthony G. Antone(5)	Director	18,245	18,245	0
Robert J. McLaughlin	Director	18,245	18,245	10,000
Rodger D. Young	Director	18,245	18,245	10,000
F. Joseph Moravec(5)	Director	10,737	10,737	0

(1)	No longer an officer or director of the Company upon the consummation of the merger of Grubb & Ellis and NNN Realty Advisors.

(2)	Gives effect to the consummation of the merger of Grubb & Ellis and NNN Realty Advisors, which accelerates the vesting of all restricted shares, other than those held by David Arena.

(3)	Represents options to purchase shares of common stock under “employee benefit plans” as defined in Rule 405 of Regulation C of the Securities Act that are exercisable within sixty (60) days of the date of this prospectus, except with respect to David Arena, which represents shares of restricted stock that vest in 20,000 installments on each of 3/13/08 and 3/13/09.

(4)	Mr. Anacker is a former director of the Company.

(5)	No longer a director of the Company upon the consummation of the merger of Grubb & Ellis and NNN Realty Advisors.
     Any selling stockholder may from time to time sell under this prospectus any or all of the shares of common stock owned by it. Because the selling stockholder is not obligated to sell any or all of the shares of common stock held by it, we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after this offering.

PLAN OF DISTRIBUTION
     The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling stockholders.
     The shares of common stock offered hereby may be sold from time to time directly by or on behalf of the selling stockholder in or one more transactions on the New York Stock Exchange or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.
     In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.
     We are bearing all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.
     In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby.
     The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act of 1933.
     We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.
LEGAL MATTERS
     The validity of the shares of common stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for us by Zukerman Gore & Brandeis, LLP.
EXPERTS
     The consolidated financial statements of Grubb & Ellis Company included in Grubb & Ellis Company’s Annual Report (Form 10-K) for the year ended June 30, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

GRUBB & ELLIS COMPANY

587,341 Shares

of

Common Stock

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by the Company with the Commission are incorporated herein by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007;
     (b) The Company’s Quarterly Report on Form 10-Q for the final quarter ended September 30, 2007;
     (c) The Company’s current reports on Form 8-K filed on August 2, 2007, September 28, 2007 and October 4, 2007; and
     (d) The description of common stock set forth in the Registrant’s Registration Statement on Form S-1 and all amendments thereto (File No. 333-133659).
     In addition, all reports and documents filed by the Registrant pursuant to Sections 13(a), 13 (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
None.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the General Corporation Law of the State of Delaware). Section 102 of the General Corporation Law of the State of Delaware authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. In addition, Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.
     Article X of the Company’s Restated Certificate of Incorporation provides as follows:

     “The Corporation shall, to the full extent permitted by any applicable law, including without limitation the General Corporation Law of the State of Delaware as amended from time to time, indemnify each director and officer, present or former, of the Corporation (as defined in the General Corporation Law of the State of Delaware) whom it may indemnify pursuant to such applicable law. The foregoing shall not be construed to limit the powers of the Board of Directors to provide any other rights of indemnity which it may deem appropriate.”
     “A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.”
     Section 7.01(a) and (d) of the Company’s Amended and Restated By-Laws provides as follows:
     “Right to Indemnification. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or, as a director, officer of employee of the Corporation, is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to such person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by such person in his or her capacity as a director or officer (and not any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amount so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification and advance expenses to any agent of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and employees.”
     “(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer or employee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.”
     The Registrant has entered into indemnification agreements with each of its directors and executive officers, which also provide indemnification against certain liabilities, including certain liabilities under the Securities Act.
     The Company currently maintains directors’ and officers’ liability insurance in the form of policies which provide for coverage of liabilities up to a maximum amount of $20 million per policy year (subject to certain minimum initial payments by the Company in some circumstances). The policies insure directors and officers for liabilities incurred in connection with or on behalf of the Company, except for losses incurred on account of certain specified liabilities.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to an employment or other arrangement or transactions that were exempt from registration pursuant to Section 4(2) of the Securities Act.
ITEM 8. EXHIBITS.
4.1	Restated Certificate of Incorporation of Grubb & Ellis, incorporated herein by reference to Exhibit 3.2 to Grubb & Ellis’ Annual Report on Form 10-K filed on March 31, 1995

4.2	Amendment to the Restated Certificate of Incorporation of Grubb & Ellis as filed with the Delaware Secretary of State on December 8, 1997, incorporated herein by reference to Exhibit 4.4 to Grubb & Ellis’ Registration Statement on From S-8 filed on December 19, 1997 (File No. 333-42741)

4.3	Bylaws of Grubb & Ellis, as amended and restated effective May 31, 2000, incorporated by reference to Exhibit 3.5 to Grubb & Ellis’ Annual Report on Form 10-K dated September 28, 2000

4.4	Specimen common stock certificate incorporated by reference to Exhibit 4.2 to Grubb & Ellis’ Registration Statement on Form S-3 filed on July 22, 1994 (File No. 033-54709)

4.5	Grubb & Ellis Company 2006 Omnibus Equity Plan effective as of November 9, 2006, incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement for the 2006 Annual Meeting of Stockholders filed on October 10, 2006

5.1	Opinion of Zukerman Gore & Brandeis, LLP regarding validity of the shares of Grubb & Ellis common stock registered hereunder

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (contained on the signature page of this Registration Statement)
ITEM 9. UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Security Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Security Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 7th day of December, 2007.

GRUBB & ELLIS COMPANY

By:	/s/ Mark E. Rose

	Name:	Mark E. Rose
	Title:	Chief Executive Officer and Director
(Principal Executive Officer)
Power of Attorney
     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. Rose his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to the Registration Statement, and to file the Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark E. Rose Mark E. Rose	Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2007

/s/ Richard W. Pehlke Richard W. Pehlke	Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2007

/s/ Anthony G. Antone	Director	December 7, 2007
Anthony G. Antone

/s/ C. Michael Kojaian	Director	December 7, 2007
C. Michael Kojaian

/s/ Robert J. McLaughlin	Director	December 7, 2007
Robert J. McLaughlin

/s/ F. Joseph Moravec	Director	December 7, 2007
F. Joseph Moravec

	Director	December , 2007
Rodger D. Young

INDEX TO EXHIBITS

4.1	Restated Certificate of Incorporation of Grubb & Ellis, incorporated herein by reference to Exhibit 3.2 to Grubb & Ellis’ Annual Report on Form 10-K filed on March 31, 1995
4.2	Amendment to the Restated Certificate of Incorporation of Grubb & Ellis as filed with the Delaware Secretary of State on December 8, 1997, incorporated herein by reference to Exhibit 4.4 to Grubb & Ellis’ Registration Statement on From S-8 filed on December 19, 1997 (File No. 333-42741)
4.3	Bylaws of Grubb & Ellis, as amended and restated effective May 31, 2000, incorporated herein by reference to Exhibit 3.5 to Grubb & Ellis’ Annual Report on Form 10-K dated September 28, 2000
4.4	Specimen common stock certificate incorporated herein by reference to Exhibit 4.2 to Grubb & Ellis’ Registration Statement on Form S-3 filed on July 22, 1994 (File No. 033-54709)
4.5	Grubb & Ellis Company 2006 Omnibus Equity Plan effective as of November 9, 2006, incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement for the 2006 Annual Meeting of Stockholders filed on December 10, 2006
5.1*	Opinion of Zukerman Gore & Brandeis, LLP regarding validity of the shares of Grubb & Ellis common stock registered hereunder
23.1*	Consent of Counsel (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP
24.1*	Power of Attorney (contained on the signature page of this Registration Statement)

*	Filed herewith.